Exhibit 99.1

Transcontinental Realty Reports 2004 Third Quarter Results

DALLAS (Nov. 15, 2004) — Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported a net loss of $10.6 million and $11.6 million, or $(1.30) and $(1.42) per share for the three and nine months ended September 30, 2004, compared to a net loss of $853,000 and $6.1 million, or $(.10) and $(.74) per share for the same periods in 2003.

Income items for the three and nine months ended September 30, 2004, compared to the same period in 2003, included:

•	Rental income of $26.4 and $75.9 million, compared to $23.1 and $62.3 million in 2003, the three and nine month increases due to the completion of thirteen apartment complexes in 2004 and 2003 and higher hotel revenues in 2004.

•	Land sales, cost of sales and deferred gains and gain on land sales of $2.6 million, $2.6 million and $747,000 and $32.6 million, $29.7 million and $2.9 million for the three and nine months ending September 2004, compared to $2.6 million, $2.0 million and $617,000 and $4.6 million, $3.6 million and $1.0 million in the three and nine months ending September 30, 2003. The gain for the three months ending September 2004 was from the recognition of previously deferred gains from a land sale in the first quarter of 2004.

•	Interest income of $921,000 and $2.2 million, compared to $486,000 and $2.0 million in 2003. The three month increase is primarily due to new notes receivables added in the second half of 2003 and during 2004.

•	A gain on foreign currency transaction of $543,000 and $1.8 million for the three and nine months ending 2004, compared to a loss of $966,000 for the three and nine months ending 2003. The gain is due to a strengthening of the Polish Zloty against the Euro for Hotel Akademia during 2004, while the loss was due to the weakening of the Polish Zloty against the Euro for Hotel Akademia during 2003.

Expenses for the three and nine months ended September 30, 2004, compared to the same period in 2003, included:

•	Operating expenses of $17.6 and $49.4 million, compared to $16.2 and $43.5 million in 2003. The three and nine month increases are primarily due to the completion of thirteen apartment complexes in 2004 and 2003.

•	Interest expense of $8.5 and $24.7 million, compared to $7.1 and $18.0 million in 2003. The three and nine month increases are primarily due to the completion of thirteen apartment complexes in 2003 and 2004 and higher land interest, which was offset by lower commercial interest due to sales and refinancings with lower rates in 2003 and 2004

•	Depreciation expense of $4.4 and $13.1 million, compared to $3.7 and $10.8 million in 2003. The increases are primarily due to the completion of thirteen apartment complexes in 2004 and 2003.

•	Asset impairment of $4.5 million for the three and nine months ending September 2004. The asset impairment was recorded to write-down the value of two commercial properties under contract to sell. There was no asset impairment in 2003.

•	General and administrative expenses of $1.6 and $5.6 million, compared to $3.4 and $6.4 million in 2003. The three and nine months ending in 2004 were primarily lower due to higher legal fees incurred in the three and nine months in 2003.

Results of property sales in the three and nine months ended September 30, 2004, compared to the same period in 2003, included:

•	Loss from operations of $902,000 and $1.8 million, compared to losses of $2.2 million and $5.0 million in 2003.

•	Equity in investees gains on sale of real estate of $222,000 and $1.7 million in 2004, compared to $1.2 million and $3.0 million in 2003.

•	Gain on sale of operations of $127,000 and $10.7 million for the three and nine month period September 30, 2004 compared to $10.0 and $18.0 million in 2003.

About Transcontinental Realty Investors, Inc.,

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, invests in real estate through direct equity ownership and partnerships nationwide. For more information, go to the web site at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
		As Restated		As Restated
Property revenue:
Rents	$26,375	$23,113	$75,851	$62,299
Property operations	17,643	16,191	49,361	43,499

Operating income	8,732	6,922	26,490	18,800

Land Operations:
Sales	2,600	2,600	32,550	4,599
Cost of Sales	2,546	1,983	24,828	3,598
Deferred Gain on Sale	54	—	4,869	—
Recognition of previously deferred gains	747	—	—	—

Gain on Sales	747	617	2,853	1,001

Other income (loss):
Interest	921	486	2,180	1,994
Gain (loss) on foreign currency transaction	543	(966)	1,791	(966)
Equity in loss of equity investees	(197)	(1,174)	(1,707)	(2,766)

	1,267	(1,654)	2,264	(1,738)
Other expense:
Interest	8,490	7,058	24,734	18,025
Depreciation	4,357	3,725	13,118	10,783
Provision for asset impairment	4,477	—	4,477	—
Advisory fee to affiliates	1,700	1,743	4,943	5,067
General and administrative	1,592	3,371	5,551	6,357
Discount on sale of note receivable	—	—	—	104
Minority interest	155	(232)	867	(332)

	20,771	15,665	53,690	40,004

Net loss from continuing operations	(10,025)	(9,780)	(22,083)	(21,941)

Discontinued operations:
Income (loss) from operations	(902)	(2,193)	(1,813)	(4,983)
Gain on sale of operations	127	9,948	10,708	18,025
Equity in investees gain on sale of real estate	222	1,217	1,686	2,970

	(553)	8,972	10,581	16,012

Net income (loss)	(10,578)	(808)	(11,502)	(5,929)
Preferred dividend requirement	(53)	(45)	(158)	(135)

Net income (loss) applicable to common shares	$(10,631)	$(853)	$(11,660)	$(6,064)

Basic and Diluted Earnings Per Share:
Net loss from continuing operations (before prior period adjustment)	$(1.23)	$(1.28)	$(2.72)	$(2.88)
Correction of accounting error in prior period	—	07	—	16
Discontinued Operations	(.07)	1.11	1.30	1.98

Net income (loss) applicable to commons shares	$(1.30)	$(.10)	$(1.42)	$(.74)

Weighted average common shares used to compute earnings per share	8,113,669	8,072,594	8,113,669	8,072,594